NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 17, 2006) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported 2006 third quarter operating profit of $3,935,000 on total revenue of $17,697,000. In the current quarter, Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division, completed the previously announced sale to Walgreen Co. (“Walgreen”) of 130 acres of undeveloped land in the New England Tradeport (“Tradeport”), Griffin Land’s 600 acre industrial park located in Windsor and East Granby, Connecticut. At the closing of this transaction, Griffin received cash proceeds of $13 million, before transaction expenses. Approximately $5.2 million of the revenue from this transaction and approximately $3.9 million of the pretax gain from this transaction have been deferred, and will be recognized as the cost of road improvements, estimated to cost approximately $1.3 million, related to this transaction are completed, which is expected to be over the next twelve to eighteen months. In the 2005 third quarter, Griffin incurred an operating loss of ($1,791,000) on total revenue of $9,049,000.

For the 2006 nine month period, Griffin reported operating profit of $1,550,000 on total revenue of $45,979,000, as compared to an operating loss of ($2,900,000) on total revenue of $33,085,000 for the 2005 nine month period. The increase in revenue and operating results in the 2006 third quarter and 2006 nine month period principally reflect the revenue and pretax gains on property sales completed in the 2006 third quarter by Griffin Land, including the land sale to Walgreen discussed above, the first sale of residential lots of Stratton Farms, a residential development, and two smaller land sales. Griffin Land recorded pretax profit from these transactions of approximately $7.0 million in the 2006 third quarter and 2006 nine month period compared to a pretax profit from land sales of approximately $0.4 million and approximately $1.0 million in the 2005 third quarter and 2005 nine month period, respectively.

Results of Griffin Land’s leasing operations for the 2006 third quarter were consistent with the 2005 third quarter and slightly higher in the 2006 nine month period as compared to the 2005 nine month period. Griffin Land recently executed several leases for an aggregate of 164,000 square feet of previously vacant space, most of which is in the two newest Tradeport industrial buildings, which are both now fully leased. These new leases did not impact operating results for the 2006 third quarter, as tenants will begin to take occupancy of the newly leased space in the fourth quarter. As previously announced, Griffin recently completed the acquisition of an approximately 308,000 square foot warehouse facility in Manchester, Connecticut. The warehouse facility was owner occupied prior to this transaction but was vacant at closing and is being marketed for lease by Griffin Land. This acquisition will increase the square footage in Griffin Land’s portfolio of warehouse and light industrial properties by approximately 30%.

Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”) incurred an operating loss in the 2006 third quarter and 2006 nine month period. Imperial’s operating losses in the 2006 periods were higher than the operating losses incurred in the corresponding 2005 third quarter and 2005 nine month period. Although Imperial’s sales in the nine month period increased approximately 18% over the 2005 nine month period, the lower operating results principally reflect lower gross profit as a result of higher plant costs and increased costs of delivery, particularly from Imperial’s northern Florida farm. The increased costs of delivery may depress sales in future periods as customers may seek to purchase product closer to their location to avoid higher freight charges.

Griffin’s general corporate expense increased by approximately $0.5 million for the 2006 third quarter as compared to the 2005 third quarter and increased by approximately $0.6 million for the 2006 nine month period as compared to the 2005 nine month period. The higher expense in the current year principally reflects an increase in accrued incentive compensation expense, as a result of the land sales completed this year, and higher costs related to Griffin’s compliance with Section 404 of the Sarbanes-Oxley Act.

Griffin reported 2006 third quarter net income of $2,599,000 and basic and diluted net income per share of $0.51 and $0.49, respectively, as compared to 2005 third quarter net income of $716,000 and basic and diluted net income per share of $0.14. For the 2006 nine month period, Griffin reported net income of $764,000 and basic and diluted net income per share of $0.15, as compared to a net loss of ($351,000) and a basic and diluted net loss per share of ($0.07) for the 2005 nine month period.

The increase in net income in the 2006 third quarter and 2006 nine month period, as compared to the 2005 third quarter and 2005 nine month period, principally reflects the overall higher operating results discussed above, partially offset by the effect of the 2005 third quarter and 2005 nine month period including a pretax gain of approximately $3.2 million from Griffin’s sale of its investment in Shemin Acquisition Corporation. Immediately prior to that sale, Griffin exchanged a portion of its common stock of Shemin Acquisition Corporation for common stock of Shemin Nurseries Holding Corp. (“Shemin Nurseries”), which operates a landscape nursery business through its subsidiary. Griffin continues to hold its investment in Shemin Nurseries.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,				Nine Months Ended,
	Sept. 2, 2006		Aug. 27, 2005		Sept. 2, 2006		Aug. 27, 2005
Revenue
Landscape nursery net sales	$5,104		$5,699		$27,466		$23,337
Rental revenue and property sales	12,593	(1)	3,350		18,513	(1)	9,748
Total revenue	17,697		9,049		45,979		33,085

Operating profit (loss):
Landscape nursery business	(1,572)		(1,428)		(1,986)		(1,415)
Real estate business	6,776	(1) (2)	390	(1) (2)	6,612	(1) (2)	1,027	(1) (2)
General corporate expense	(1,269)		(753)		(3,076)		(2,512)
Total operating profit (loss)	3,935		(1,791)		1,550		(2,900)

Gain on sale of Shemin Acquisition Corporation	-		3,235		-		3,235

Interest expense, net of income from interest,
dividends, gains on short-term investments
and other investment income	(148)		(375)		(688)		(893)
Income (loss) before taxes	3,787		1,069		862		(558)

Income tax provision (benefit)	1,188		353		98		(207)

Net income (loss)	$2,599		$716		$764		$(351)

Basic net income (loss) per common share	$0.51		$0.14		$0.15		$(0.07)

Diluted net income (loss) per common share	$0.49		$0.14		$0.15		$(0.07)

Weighted average common shares outstanding
for computation of basic per share results	5,099		4,991		5,072		4,974

Weighted average common shares outstanding
for computation of diluted per share results	5,267		5,176		5,254		4,974

(1) $5.2 million of revenue and $3.9 million of operating profit on the sale of 130 acres of land has been deferred and will be recognized as costs of required road improvements related to this transaction are incurred, which is expected to be over the next twelve to eighteen months.

(2) Operating profit reported is after the deduction of depreciation and amortization expense, principally related to real estate properties, of $1.0 million and $ 1.2 million in the 2006 and 2005 third quarters, respectively, and $3.1 million and $2.8 million in the 2006 and 2005 nine month periods, respectively.